EXHIBIT 10.6
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 21st day of August, 2006 by and between NN Asia, a Chinese Corporation with its principal place of business in Kunshan Province, China (the “Company”), and Thomas McKown(the “Executive”).

WITNESSETH:

WHEREAS, the Company recognizes the value of the Executive’s experience and expertise and desires to continue in its employment of the Executive as Vice President and Managing Director of the Company; and

WHEREAS, the Executive wishes to continue to be employed by the Company in such capacity; and

WHEREAS, the Company and the Executive mutually desire that their employment relationship be set forth under the terms of this written Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises, covenants and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, on the terms and conditions set forth herein.

2.
Term of Employment. The employment of the Executive by the Company as provided herein shall commence on August 21, 2006, and end on August 20, 2007 unless further extended or sooner terminated as hereinafter provided. On August 20, 2007 and on August 20 of each year thereafter, the term of the Executive’s employment hereunder be extended automatically one (1) additional year, unless at least six (6) months prior to the date of such automatic extension the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive’s employment hereunder shall not be extended.

3.
Position and Duties. The Executive shall serve as the Vice President and Managing Director of the Company with responsibilities and authority as may from time to time be assigned by the Chief Executive Officer and/or the Board of Directors of the Company. Executive agrees to perform faithfully and industriously the duties which the Company may assign to him. The Executive shall devote substantially all of his working time and efforts to the business affairs of the Company, to the exclusion of all other employment or business interest other than passive personal investments, charitable, religious or civic activities. Executive may not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Chief Executive Officer and the Board of Directors of the Company.

4.
Compensation and Benefits. In consideration of the Executive’s performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of his employment hereunder.

(a)
Base Salary. The Company shall pay to the Executive an aggregate base salary at a rate of 165,000 Dollars ($165,000) per annum, payable in accordance with the Company’s normal payroll practices. Such base salary may be increased from time to time by the Board of Directors in accordance with the normal business practices of the Company.

(b)
Expenses. The Company, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in his performance of services hereunder, including all such expenses of travel and entertainment, provided that such expenses are incurred, accounted for and documented in accordance with the Company’s regular policies and in compliance with IRS Guidelines. The Company reserves the right to establish limits on the types or amounts of business expenses that the Executive may incur.

(c)
Employee Benefits. The Executive shall be entitled to continue to participate in all Company employee benefit plans for which he is eligible, subject to the rules and regulations applicable thereto, which were in effect on the date hereof (including, but not limited to, life, disability, and health insurance plans and programs and savings plans and programs) as such plans may continue or be altered by the Company Board of Directors from time to time at the Board’s discretion.

(d)
Vacation and Other Absences. The Executive shall receive reasonable and customary vacation in each calendar year during the term of this Agreement, in accordance with the Company's present policies. The Executive shall also receive all paid absences for holidays or illnesses in accordance with the Company's applicable plans, policies or provisions.

5.	Termination. Except for the provisions of Paragraphs 7, 8, 9, 10, and 11, which shall continue in full force and effect, this Agreement shall terminate upon the first to occur of the following:

(a)	The death of Executive;

(b)	The permanent Disability of Executive, as defined in Paragraph 6(a)(iv);

(c)	Termination of Executive’s employment by Company "For Cause" as defined in Paragraph 6(a)(i);

(d)
Separation From Service with the Company other than For Cause or Separation From Service with the Company by Executive with "Good Reason" as defined in Paragraph 6(a)(ii). The Company reserves the right to terminate the Executive at any time, subject to the Company's obligation to pay the Executive Compensation as otherwise provided for herein; or

(e)	Separation From Service with the Company following a "Change in Control" as defined in Paragraph 6(a)(iii) and as provided in Paragraph 6(d)(i); or

(f)
Termination of employment with the Company by Executive without Good Reason, provided that Executive shall give written notice of his voluntary termination in accordance with Paragraph 6(a)(v). Upon receipt of notice of intended termination given by Executive, the Company reserves the right to terminate the Executive's employment, effective immediately.

6.
Compensation and Benefits in the Event of Termination or Separation From Service. In the event of the termination of the Executive’s employment or a Separation From Service, as applicable, during the term of this Agreement or any renewal thereof, compensation and benefits shall be paid as set forth below.

(a)	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)
The term "For Cause" shall include, but shall not be limited to (A) the failure of the Executive to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), which failure, if correctable, and provided it does not constitute willful misconduct or gross negligence described in Subsection B below, remains uncorrected for 10 days following written notice to Executive by the President or the Board of Directors of the Company of such breach; (B) willful misconduct or gross negligence by the Executive, in either case that results in material damage to the business or reputation of the Company; (C) a material breach by Executive of this Agreement which, if correctable, remains uncorrected for 10 days following written notice to Executive by the Board of Directors of the Company of such breach; or (D) the Executive is convicted of a felony or any other crime involving moral turpitude (whether or not in connection with the performance by Executive of his duties under this Agreement).

(ii)	The term "Good Reason" shall mean either:

(A)
assignment to the Executive of any duties inconsistent with Executive's position duties, responsibilities, title or office, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities, excluding in each case any assignment or action that is remedied by the Company within 10 days after receipt of notice thereof from the Executive; or

(B)	any material failure by the Company to comply with this Agreement, other than a failure that is remedied by the Company within 10 days after receipt of notice thereof from the Executive.

(iii)	The term “Change in Control” shall mean either:

(A)
A person, corporation, entity or group (1) makes a tender or exchange offer for the issued and outstanding voting stock of the Company and beneficially owns fifty percent (50%) or more of the issued and outstanding voting stock of the Company after such tender or exchange offer, or (2) acquires, directly or indirectly, the beneficial ownership of fifty percent (50%) or more of the issued and outstanding voting stock of the Company in a single transaction or a series of transactions (other than any person, corporation, entity or group for which a Schedule 13G is on file with the Securities and Exchange Commission, so long as such person, corporation, entity or group has beneficial ownership of less than fifty percent (50%) of the issued and outstanding voting stock of the Company); or

(B)
The Company is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of the Company immediately prior to the transaction; or

(C)	The Company sells fifty percent (50%) or more of its assets to any other person or persons (other than an affiliate or affiliates of the Company); or

(D)
Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least seventy-five percent (75%) of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination was approved by a majority of the directors than comprising the Incumbent Board, shall be considered a member of the Incumbent Board, but not including any individual whose initial board membership is a result of an actual or threatened election contest (as that term is used in Rule 14a-11 promulgated under the Securities Act of 1934, as amended) or an actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board.

It is not intended that a Change of Control will serve as an event which entitles Executive to any payment hereunder.

(iv)
The term “Disability” shall mean the Executive’s failure to satisfactorily perform his regular duties on behalf of the Company on a full-time basis for one hundred and twenty (120) days during any three hundred and sixty (360) day period, by reason of the Executive’s incapacity due to physical or mental illness.

(v)
The term “Notice of Termination” shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any termination by Executive of his employment without Good Reason shall be made on not less than 14 days' notice.

(vi)
The term “Separation From Service” shall have the meaning contemplated in guidance issued by the U. S. Department of the Treasury for purposes of applying the provisions of Section 409A of the Internal Revenue Code.

(vii)	The term “Specified Employee” shall have the meaning contemplated by Section 409A(a)(2)(B)(i) of the Internal Revenue Code and guidance issued thereunder by the U. S. Department of the Treasury.

(b)
Separation From Service By Company Not For Cause Or By Executive With Good Reason Prior To A Change Of Control. In the event Executive incurs a termination of employment by action of the Company without Cause prior to a Change of Control, or by the Executive with Good Reason prior to a Change in Control, then upon a Separation From Service the Executive shall be entitled to receive: (1) The annual salary due to him through the date of termination of his employment which occurs in connection with the Separation From Service. In addition, Executive shall be entitled to receive a lump sum amount equal to his Annual Salary in effect on the date of termination of his employment which occurs in connection with the Separation From Service, payable (except as provided in Paragraph 6(e)) within seventy-five (75) days of said Separation From Service. (2) Any vested rights of Executive shall be paid to Executive in accordance with the Company's plans, programs or policies. (3) The Company shall promptly reimburse Executive for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive's properly accounting for the same. (4) The Company shall (except as provided in Paragraph 6(e)) promptly reimburse Executive for Executive's payment of the COBRA premium required in order to continue coverage for Executive and his family under the Company's existing benefit plans until the first anniversary of the date the COBRA continuation period begins or until Executive becomes eligible for similar coverage under the terms of new employment undertaken by Executive, whichever first occurs; and provided further, that the terms of the Company's benefit plans shall be subject to amendment during such period, to the extent that such amendments are applicable to the executive officers of the Company generally.

(c)
Termination By The Company For Cause Or By The Executive Without Good Reason. In the event the Executive’s employment hereunder is terminated (A) by action of the Company for Cause; (B) by action of the Executive without Good Reason; or (C) by reason of the Executive’s death, Disability or retirement, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

(1)
The Executive’s annual salary provided under Paragraph 5(a) through the date of termination, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

(2)
Any vested rights of Executive shall be paid to Executive or in accordance with the Company's plans, programs or policies. Without limiting the foregoing, in the event of the termination of Executive's employment due to death or disability, the rights and benefits of Executive (or his designated beneficiary or representatives, as applicable) under any Company life, health and long-term disability plans and policies shall be determined in accordance with the terms and provisions of such plans and policies; and

(3)	The Company shall promptly reimburse Executive for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive's properly accounting for the same.

(d)	Separation From Service Following a Change of Control

(i)
Severance Benefits. In the event that Executive incurs a termination of employment coincident with or followed by a Separation From Service, in either event within two (2) years following a "Change of Control" (as defined in Paragraph 6(a)(iii)) and such termination or Separation From Service is either (i) Without Cause (as defined below), or (ii) is a Constructive Termination (as defined below), Executive shall receive, in addition to all compensation due and payable to or accrued for the benefit of Executive:

(A)
a lump sum payment equal to an amount set forth on Schedule A to this Agreement ("Severance Payment"). The Severance payment shall be made by wire transfer or immediately available funds to an account designated by Executive within seven (7) business days following the date of the Separation From Service, except as provided in Paragraph 6(e) with respect to payments to Specified Employees;

(B)
a payment equal to the annual bonus to which Executive would have been entitled but for Executive's termination of employment in connection with the Separation From Service, for the year of Executive's termination; pro-rated for the portion of the year during which he was employed by the Company (“Pro-rated Bonus”). The Pro-rated Bonus shall be payable to Executive within seventy-five (75) days following Executive's Separation From Service, except as provided in Paragraph 6(e); and

(C)
for a period of twelve months after such termination (the "Coverage Period"), medical, dental, prescription drug, life, accidental death and disability insurance coverage substantially similar to the coverage which Executive was receiving or entitled to receive immediately prior to the date of the termination of Executive's employment ("Insurance Benefits”), to the extent permitted by the terms of each particular existing benefit plan and, if not so permitted, the Company shall, except as provided in Paragraph 6(e), promptly reimburse Executive for Executive's payment of the COBRA premium required in order to continue coverage for Executive and his family under the Company's existing benefit plans. Notwithstanding the foregoing, Executive shall not be entitled to receive the Insurance Benefits (or a portion thereof) to the extent that Executive obtains other employment that provides equal or greater benefits during the Coverage Period.

The Severance Payment, Pro-rated Bonus and Insurance Benefits are collectively referred to in this Agreement as the "Severance Benefit."

(ii) Termination or Separation From Service Without Cause. For purposes of this subparagraph 6(d), "Without Cause" shall mean termination of Executive by the Company for reasons other than: (i) the willful, persistent failure of Executive (after thirty (30) days written notice and a reasonable opportunity to cure ) to perform his material duties for reasons other than death or disability; (ii) the breach by Executive of any material provision of this Agreement; or (iii) Executive's conviction of a felony involving dishonesty, deceit or moral turpitude by a trial court of competent jurisdiction, whether or not appeal is taken.

(iii) Constructive Termination. For purposes of this subparagraph 6(d) "Constructive Termination" shall mean: (1) a material, adverse change of Executive's responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships); (2) an adverse change in Executive's annual compensation and benefits; (3) a requirement to relocate in excess of fifty (50) miles from the Executive's then current place of employment; or (4) the breach by the Company of any material provision of this Agreement, other than a breach that is remedied by the Company within 10 days after receipt of notice thereof from Executive. For purposes of this definition, Executive's responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement.

(iv) Other Severance Benefits. The Severance Benefit payable to Executive pursuant to this subparagraph 6(d) shall be reduced by any severance benefits to which Executive is entitled under the Company's severance policies for terminated employees generally or any termination payments otherwise payable under this Agreement.

(v) Excise Tax.

(A)
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall a Severance Benefit payable pursuant to this Paragraph 6(d) exceed an amount equal to the lesser of (i) 2.99 times the "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code) of Executive's compensation, or (ii) such other amount which would constitute a "parachute payment" (as defined in Section 280G of the Code). In the event that it shall be determined that any Severance Benefit to Executive (whether paid or payable or distributed or distributable) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment”) in an amount such that the net amount of the Severance Benefit and the Gross-Up Payment retained by the Executive after calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) or the Gross-Up Payment provided for in this Section, and taking into account any lost or reduced tax deductions on account of the Gross-Up payment, shall be equal to the Severance Benefit.

(B)
Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(1)	give the Company any information reasonably requested by the Company relating to such claim;

(2)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(3)	cooperate with the Company in good faith in order to effectively contest such claim; and

(4)	permit the Company to participate in any proceedings relating to such claims;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)
Payments to Specified Employees. Notwithstanding the foregoing provisions which normally require payment of certain elements of compensation within a stated period after a Separation From Service, in no event shall any payment to a Specified Employee of compensation which is subject to Internal Revenue Code Section 409A be made prior to the date which is six (6) months and one (1) day after the date of such Separation From Service. Any amount otherwise required to be paid within such payment suspension period shall be paid in a lump sum on the date the suspension period lapses or, if such date is not a regular business day of the Company, on the first regular business day of the Company which follows the expiration of the payment suspension period.

(f)
Continuation of Benefits. Following the termination of Executive’s employment hereunder, the Executive shall have the right to continue in the Company’s group health insurance plan or other Company benefit program as may be required by COBRA or any other federal or state law or regulation.

(g)
Limit on Company Liability. Except as expressly set forth in this Paragraph 6, the Company shall have no obligation to Executive under this Agreement following a termination of Executive's employment with the Company. Without limiting the generality of the provision of the foregoing sentence, the Company shall not, following a termination of Executive's employment with the Company, have any obligation to provide any further benefit to Executive or make any further contribution for Executive's benefit except as provided in this paragraph 6.

7.
Disclosure of Confidential Information. The Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, "Confidential Information"). In performing duties for the Company, Executive regularly will be exposed to and work with Confidential Information. Executive acknowledges that such Confidential Information is critical to the Company's success and that the Company has invested substantial sums of money in developing the Confidential Information. While Executive is employed by the Company and after such employment ends for any reason, Executive will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information unless specifically directed by the Company to do so in writing. Executive agrees that whenever Executive's employment with the Company ends for any reason, all documents containing or referring to Confidential Information as may be in Executive's possession or control will be delivered by Executive to the Company immediately, with no request being required.

8.
Non-Interference with Personnel Relations. While Executive is employed by the Company and for twenty-four (24) months after such employment ends for any reason, Executive acting either directly or indirectly, or through any other person, firm, or corporation, will not hire contract with or employ any employee of the Company or induce or attempt to induce or influence any employee of the Company to terminate employment with the Company. However, this provision shall not apply to Executive in the case of the solicitation of his or her immediate family members.

9.
Non-Competition. While Executive is employed by the Company and for twenty-four (24) months after such employment ends for any reason, Executive will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any competing business, or (ii) call on, solicit or communicate with any of the Company's customers (whether actual or potential) for the purpose of selling precision steel balls and rollers and other related items to such customer other than for the benefit of the Company. As used in this Agreement, the term "competing business" means a business that is a manufacturer and supplier of precision steel balls and rollers to anti-friction bearing manufacturers (excluding any ball and roller manufacturers who manufacture such products for use in their business or the business of their affiliates and do not supply such products to third parties) and the term "customer" means any customer (whether actual or potential) with whom Executive or any other employee of the Company had business contact on behalf of the Company during the eighteen (18) months immediately before Executive's employment with the Company ended. Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

10.
Notification to Subsequent Employers. Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

11.	Company Proprietary Rights.

(a)
Company to Retain Rights. Executive agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by Executive during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company (collectively, "Company Intellectual Property") shall become and remain the exclusive property of the Company, and Executive shall have no interest therein.

(b)
Further Assurances. At the request of the Company, Executive shall, at the Company's expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as Executive may have to all Company Intellectual Property in which Executive may be able to claim any rights by virtue of his employment under this Agreement.

(c)
Return of Material. Upon the termination of the Executive's employment under this Agreement, the Executive will promptly return to the Company all copies of information protected by Paragraph 11(a) hereof which are in his possession, custody or control, whether prepared by him or others, and the Executive agrees that he shall not retain any of same.

12.
Representation and Warranty of Executive. Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, partnership, company or corporation that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

13.
Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions, provided that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

14.
Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

15.
Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	President
NN, Inc.
2000 Waters Edge Drive. Ste. 12
Johnson City, TN 37604

To the Executive:	Thomas McKown
_______________
_______________

16.
Successors: Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.

17.
Modification, Waiver or Discharge. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. However, the Company may unilaterally revise the provisions of this Agreement governed by the provisions of Internal Revenue Code Section 409A in order to make the Agreement compliant therewith. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any time or at any prior or subsequent time.

18.
Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements between the parties hereto with respect to its subject matter, including, but not limited to, all employment agreements, change of control agreements, non-competition agreements or any other agreement related to Executive's employment with the Company; provided, however, nothing herein shall affect the terms of the Indemnification Agreement entered into between the Company and Executive dated May 15, 2006, which shall continue and remain in full force and effect.

19.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee to the extent federal law does not apply.

20.
Resolution of Disputes. Any dispute or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Johnson City, Tennessee in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitration panel shall be equally borne by the Company and Executive. Each party shall be liable for its own costs and expenses as a result of any dispute related to this Agreement.

21.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

22.
No Adequate Remedy At Law; Costs to Prevailing Party. The Company and the Executive recognize that each party may have no adequate remedy at law for breach by the other of any of the agreements contained herein, and particularly a breach of Paragraphs 7, 8, 9, or 11, and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to injunctive relief or other appropriate remedy to enforce performance of such agreements.

23.
Non-Assignability. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all of its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes the Company's obligations hereunder.

24.
Headings. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. Reference to Paragraphs are to Paragraphs in this Agreement.

25.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company (by action of its duly authorized officers) have executed this Agreement as of the date first above written.

NN, INC.

Attest:	By:	/s/William C. Kelly, Jr.
William C. Kelly, Jr., Vice President/CAO

EXECUTIVE:

/s/Thomas McKown Thomas McKown

Schedule A

Executive's Severance Payment shall be a lump sum payment equal to:

1. 2.0 times Executive's base salary (as of the date of Executive's termination); plus

2. 1.0 times Executive's median bonus available at the following bonus target percentage: 35%.